Code of Ethics

Mondrian Investment Partners

Effective: March 2024

Mondrian Investment Partners Limited
Sixty London Wall, Floor 10, London EC2M 5TQ,

Authorized and regulated by the Financial Conduct Authority

Code of Ethics • March 2024	Mondrian Investment Partners Limited

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Code of Ethics • March 2024	Mondrian Investment Partners Limited

Introduction

This Code of Ethics (“Code”) covers all employees of Mondrian Investment Partners Limited, Mondrian Investment Partners (U.S.), Inc. and Mondrian Investment Partners Singapore Private Limited (collectively “Mondrian”). This includes temporary and contract employees with access to Mondrian’s systems.

The Code includes standards of business conduct that are expected of Mondrian employees, and that reflect Mondrian’s fiduciary duties. The Code requires compliance with applicable UK regulations and US federal securities laws, and incorporates procedures to implement such compliance. The responsibility for maintenance and enforcement of the Code lies substantially with the Chief Compliance Officer.

It is the duty of all Mondrian employees, officers and directors to conduct themselves with integrity, and at all times to place the interests of clients first. All personal securities transactions will be conducted consistent with, and in the spirit of, the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility. The fundamental standard of this Code is that personnel should not take any inappropriate advantage of their positions.

Mondrian is authorized and regulated by the Financial Conduct Authority (“FCA”) in the UK and the Securities and Exchange Commission (“SEC”) in the US. This Code is designed to adhere to the standards of ethical conduct set by both regulators. Furthermore, Rule 17j-1 under the US Investment Company Act of 1940 and Rule 204A-1 of the US Investment Advisers Act of 1940 (the “Rules”) make it unlawful for certain persons, including any employee, officer or director of an investment adviser, in connection with the purchase or sale by such person of a security held or to be acquired by a client account:

(1)	To employ any device, scheme or artifice to defraud;

(2)	To make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading;

(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or

(4)	To engage in any manipulative practice.

The Rules also require investment adviser firms to adopt a written code of ethics containing provisions reasonably necessary to prevent certain persons from engaging in acts in violation of the above standard. Investment adviser firms should also use reasonable diligence and institute procedures reasonably necessary to prevent violations of that code.

Employees must report any violations of the Code promptly to the Chief Compliance Officer.

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Code of Ethics • March 2024	Mondrian Investment Partners Limited

1.	Prohibited Activities

I.	The following restrictions apply to all Employees. A summary of these requirements is available in Appendix A.

(a)	No Employee shall engage in any act, practice or course of conduct, which would violate the provisions of the Rules set forth below.

(b)

General Requirement and Exceptions: No Employee shall purchase or sell, directly or indirectly, any Security which to his/her knowledge is being actively considered for purchase or sale by Mondrian; except that this prohibition shall not apply to:

(1)	transactions that have been precleared in accordance with the requirements of paragraph 1- I (f) below;

(2)	purchases or sales that are non-voluntary on the part of either the person or the account;

(3)	purchases which result from a scrip dividend or are part of an automatic dividend reinvestment plan;

(4)

purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(5)

other purchases and sales specifically approved by the Chief Executive Officer, with the advice of the General Counsel and/or the Chief Compliance Officer, and deemed appropriate because of unusual or unforeseen circumstances. A list of any securities excepted will be maintained by the Compliance and Risk team; and

(6)	purchases or sales made by a third party in a Managed Account, provided that such purchases or sales do not reflect a pattern of conflict.

(7)	sales which result from a compulsory company tender offer. Voluntary decisions require pre-disclosure to the Chief Compliance Officer.

(8)	purchases or sales in respect of transfers between brokerage accounts, providing it represents a like-for-like amount for example in the case of transferring stocks to a new ISA provider.

(c)

3-Day Rule: No Employee may execute a buy or sell order for an account in which he or she has beneficial ownership or control until the third trading day following the execution of a Mondrian buy or sell order in that same Security.

(d)

Monthly Trading Limits: No more than twenty (20) Security transactions are permitted per calendar month. This limit is applicable in aggregate to all Security transactions in which the employee has a beneficial interest and includes transactions by Connected Persons (as well as arrangements caught by the definition of Control).

(e)

Disgorgement: Despite any fault or impropriety, any Employee who executes a buy or sell for an account in which he/she has beneficial ownership or control either (i) before the third trading day following the execution of a Mondrian order in the same security, or (ii) where deemed necessary, when there are pending orders for a Mondrian transaction as reflected on the open order blotter, shall forfeit any profits made (in the event of purchases) or loss avoided (in the event of sales), whether realized or unrealized, in the period from the date of the personal transaction to the end of the proscribed trading period. Payment of the amount forfeited shall be made by cheque or in cash to a charity of Mondrian’s choice and the payment will be overseen by the Chief Compliance Officer.

(f)

Preclearance Requirement: Except for Managed Accounts meeting the provisions of Section 1- I (b)(6) above, each Employee’s personal transactions or transactions for an account in which he/she has beneficial ownership or control must be precleared using ECM. The request for preclearance must be submitted prior to entering any orders for personal transactions. Preclearance is generally only valid for 24 hours after the request is authorized and if the order is not executed within the 24 hour period, the preclearance request must be resubmitted. In certain circumstances, where the timing of the trade execution is outside of the control of the Employee, the Chief Compliance Officer may allow an extension to this period. Regardless of preclearance, all transactions remain subject to the provisions of (b), (c), (d) and (e) above.

(g)

60-Day Rule: Short term trading in Securities resulting in a profit is prohibited. All open positions must be held for a period of 60 days, in the aggregate, before they can be closed at a profit (see Appendix D for certain exemptions). Any short-term trading profits are subject to the disgorgement procedures outlined in (e) above and at the maximum level of profit obtained. The closing of positions at a loss within 60 days is not prohibited.

(h)

Initial Public Offerings: Employees are prohibited from purchasing any initial public offering without the PRIOR written consent of the Chief Compliance Officer. A separate approval process needs to be followed: email request should be made to the Chief Compliance Officer (i.e. not via ECM).

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Code of Ethics • March 2024	Mondrian Investment Partners Limited

(i)	Private Placements: No Employee may purchase any Private Placement in the following circumstances:

–	The investment opportunity is under consideration for any client;

–	The opportunity to invest has been offered solely by virtue of your employment with Mondrian; or

–

The opportunity to invest could be considered a favor or gift designed to influence your judgment in the performance of your employment. e.g. if the underlying company or placing agent provides services to Mondrian.

Investment in any listed Private Placement (this includes a vehicle or instrument for equity ownership in listed underlying companies) requires PRIOR written consent by the Chief Compliance Officer.

Access Persons must immediately notify the Chief Compliance Officer and declare on ECM if a Private Placement they hold (or its underlying holdings) announces an intention to list through an IPO.

(j)

Brokerage/Trading Account Losses: No Employee shall operate a brokerage or other trading account(s) with an individual or combined uncovered net loss in any Derivative position of more than £25,000 (or local currency equivalent). Brokerage or other trading accounts with an individual or combined uncovered net loss of more than £20,000 or local currency equivalent) should be reported to the Chief Compliance Officer immediately. In relation to positions covered by assets held separately, the Chief Compliance Officer may permit an exemption from this requirement.

(k)

Online Chat Rooms: No Employee shall participate in online discussions related to Securities (e.g. internet discussion boards or chat rooms) by posting or encouraging others to post. This prohibition includes all Securities whether or not held by Mondrian clients. Employees are not prohibited from passively reading such online discussions. Also refer to Mondrian’s Market Abuse Policy.

(l)

Outside Interests: Employees require PRIOR written approval from the Chief Compliance Officer before they may serve on the board of directors, board of trustees or similar governing or oversight body of any company (public or private), charity, endowment, foundation or similar organization.

II.	The following additional restrictions apply to all Investment Professionals.

(a)

7-Day Blackout Period: No Named Portfolio Manager of a US Registered Investment Company (“RIC”) may execute a buy or sell order for an account for which he/she has beneficial ownership within seven calendar days before or after that RIC account, trades in that Security.

(b)

Disgorgement: Despite any fault or impropriety, any Investment Professional who executes a personal transaction within seven calendar days before or after a RIC account, for which they are a Named Portfolio Manager, trades in that Security, shall forfeit any profits made (in the event of purchases) or loss avoided (in the event of sales), whether realized or unrealized, in the period from the date of the personal transaction to the end of the prescribed trading period. Payment of the amount forfeited shall be made by cheque or in cash to a charity of Mondrian’s choice and the payment will be overseen by the Chief Compliance Officer.

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2.	Gifts and Entertainment; Charitable and Political Giving;
Placement Agents; Bribery

I.	The following restrictions apply to all Employees.

(a)	Gift and Entertainment Receipt:

(i)	Employees should not retain Gifts or accept offers of Entertainment valued at over £10 (or local currency equivalent) without obtaining the PRIOR consent of the Chief Compliance Officer.

(ii)

Where it is not practical to obtain consent (e.g. a client presents a portfolio manager with a Gift during a meeting) it must be reported to the Chief Compliance Officer as soon as possible after receipt. The Chief Compliance Officer will determine if the recipient can retain the Gift. Items of material value will typically be surrendered to the Chief Compliance Officer and they will be included in a Christmas Charity raffle or equivalent.

(iii)

Invitations to attend events (e.g. a broker Christmas party or a sports event) cannot be accepted without obtaining the PRIOR consent of the Chief Compliance Officer. Any applications for approval must be in writing and include a justification for attending the event and a valuation of the Entertainment event provided by the person offering the invite (please use the form on the Compliance and Risk page of the intranet)

(iv)	Please see additional guidance in Section 6 below and the guidance notes on the Compliance and Risk page of the intranet for further details.

(b)	Gift and Entertainment Giving:

(i)

All Gifts and Entertainment to clients, consultants or other business-related contacts must be reported (regardless of whether the Employee seeks reimbursement from Mondrian) using the relevant expense reimbursement forms/system.

(ii)

Employees may not give Gifts or Entertainment valued in excess of £150 (or local currency equivalent) to clients, consultants or other business-related contacts without the prior consent of the Chief Compliance Officer or Chief Executive Officer (where practical).

(iii)

Mondrian may from time to time impose limits on the value of gifts or entertainment that individuals can give and that Mondrian Employees, in total, can give to a particular party over a set period of time. These will be separately notified to Employees as and when necessary.

(c)	Charitable Giving:

Employees are prohibited from using their personal charitable giving to influence decision makers in a way that could reasonably be seen to benefit Mondrian directly or indirectly (e.g. a Client Services Officer making a large donation to a charity supported by a consultant who may be influential in Mondrian’s appointment or retention by a client would not be permitted). Note that the restrictions with respect to political giving supersede the restrictions with respect to charitable giving (e.g. a nominal gift to a charity at the suggestion of a person running for state political office in the United States would not be permitted). This prohibition also applies to Employees’ spouse or life partner and immediate family members.

(d)	Political Giving:

Employees are prohibited from using their personal political giving to influence decision makers in a way that could reasonably be seen to benefit Mondrian directly or indirectly (e.g. a Client Services Officer making a political contribution to a candidate for state elected office who may be influential in Mondrian’s appointment or retention by a client would not be permitted). Laws have been implemented at the US federal, state and local level, which are not always consistent and a violation can result in termination of Mondrian by the client. For example, some jurisdictions have restrictions on the amount that a business may contribute and still be eligible to be a vendor to that jurisdiction. Since donations from Employees can be attributable to Mondrian’s limit, it is important that there be transparency in personal political giving. In addition, a contribution to the campaign of a person that holds state level office but is running for federal level office may violate a state prohibition on contributions.

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Rule 206(4)-5 of the Investment Advisers Act of 1940 prohibits an Investment Adviser from receiving compensation from a covered government entity for a period of two years following a disqualifying contribution made by the adviser or its Covered Associates. Specifically, unless approved in advance by the Chief Compliance Officer,

Employees are prohibited from making any contribution to any political campaign or political organization, in the United States, except as set out below. This prohibition also applies to Employees’ spouse or life partner and immediate family members. Contributions include both directly or indirectly, including for example cash,volunteering, in-kind contribution, soliciting, providing a loan, serving as an intermediary, aggregating contributions or contributing to a political action committee. Covered political campaigns include for example, governor, controller, treasurer and trustee of a pension fund.

If approved in advance by the Chief Compliance Officer, Employees are generally permitted to make contributions to a political campaign for an elected office that the Employees may vote for and with respect to United States national or federal level political activities (i.e. House of Representatives, Senate, President, Democratic National Committee and Republican National Committee).

Information regarding personal political giving will be kept confidential by Mondrian and only revealed when required by applicable law, rule or policy.

(e)	Placement Agents and Pay-to-Play:

Unless approved in advance by the Chief Compliance Officer, Employees are prohibited from, or causing Mondrian to, directly or indirectly, engage hire, retain, pay, engage or otherwise compensate any third party to act as a placement agent, solicitor, finder, marketer, consultant or broker or other intermediary for the purpose, explicitly or implicitly, of selling or facilitating the sale of any Mondrian service (such as investment advisory services) or security (such as an interest in a Mondrian limited partnership). This prohibition also applies to Employees’ spouse or life partner and immediate family members.

(f)	UK Bribery Act 2010 and Foreign Corrupt Practices Act 1977:

The UK Bribery Act 2010 defines four criminal offences for which penalties include imprisonment and fines:

(i)	offering or paying a bribe;

(ii)	requesting or receiving a bribe;

(iii)	bribing a foreign public official;

(iv)	a corporate offence of failing to prevent bribery being undertaken on the corporation’s behalf.

The Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq. (“FCPA”), was enacted for the purpose of making it unlawful for certain classes of persons and entities to make payments to foreign government officials to assist in obtaining or retaining business. Since 1977, the anti-bribery provisions of the FCPA have applied to all US persons and certain foreign issuers of securities. With the enactment of certain amendments in 1998, the anti-bribery provisions of the FCPA now also apply to foreign firms and persons who cause, directly or through agents, an act in furtherance of such a corrupt payment to take place within the territory of the United States.

For clarification, Mondrian prohibits all forms of bribery, regardless of whether of a “foreign public official” or any other individual or organization.

Any suspicions of bribery being undertaken or received should always be reported immediately to the Chief Compliance Officer. Any failure to comply with this requirement may constitute a serious disciplinary offence and could result in dismissal.

For further details refer to Mondrian’s Anti-Bribery Policy.

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3.	Personal Conflicts of Interest

General

No employee may engage in any outside business activities that may conflict, or appear to create a conflict with the interests of Mondrian or its clients, including personal investments, directorships or personal appointments, without prior approval from Mondrian.

A conflict of interest may also exist where an Access Person has an indirect interest in a transaction, for example, because the transaction will benefit someone with whom the Access Person has a friendship or other personal relationship.

Examples of this include but are not limited to outside business activities with a similar business to Mondrian or one that provides similar services that Mondrian utilizes.

In such situations, Access Persons must disclose the conflict to the Chief Compliance Officer and recuse themselves from the decision-making process with respect to the transaction in question and from influencing or appearing to influence the outcome.

Employees must inform the Chief Compliance Officer before they own 5% or more of the outstanding shares either directly or beneficially of any public company.

The following restrictions apply to all Employees:

Employees are required to disclose to the Chief Compliance Officer if, to their knowledge, they or their family members (including spouse or life partner and immediate family members) currently or previously have been associated with any client, prospective client, vendor, prospective vendor, trading partner, governmental agency, regulator or other party which may create the appearance of a conflict of interest. Examples where disclosure would be required include:

Employee’s spouse holds elective office

Employee’s brother is a lobbyist

Employee’s adult child is a broker

Employee’s sister is employed by a client

Employee was previously employed by a governmental body

Compliance maintains a register of all outside business interests and evaluate on an annual basis whether any conflicts arise

4.	Reporting Requirements

I.	The following reports are required to be made by all Employees:

(a)

All personal holdings must be loaded onto ECM (Employee Compliance Manager) no later than 10 days following commencement of employment. A member of the Compliance and Risk team will provide instructions on system usage.

(b)	Disclose brokerage or other trading relationships at employment and at the time of opening any new account. All brokerage accounts should be set-up on ECM by the Employee.

(c)

Direct their brokers to supply to the Chief Compliance Officer on a timely basis, duplicate copies of all confirmations and statements for all brokerage or other trading accounts and Managed Accounts (please see below). In the case of a brokerage relationship where a margin account is available (NB: this includes a spread betting account), the broker must supply the Chief Compliance Officer with a monthly statement.

(d)	On request, each quarter, no later than the tenth day after the end of the calendar quarter, complete a Personal Security Transaction declaration using ECM.

(e)

On request, at year end, provide Annual Holdings reports containing information regarding all personal Securities holdings. This report must be current as of a date no more than 30 days before the report is submitted. The report should be submitted using ECM.

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(f)

Quarterly Gift and Entertainment, Charitable, Political and Other Giving; Placement Agent and Bribery certifications must be submitted by the end of the month following each calendar quarter end. Certifications are to be submitted using ECM.

For items (d) to (f), reminders will be issued when these are due.

(g)	Immediately notify the Chief Compliance Officer upon obtaining a 1% interest in a company which Mondrian holds for clients.

II.	Special Requirements for Managed Accounts:

Managed Accounts require pre-approval through the Chief Compliance Officer prior to starting up the account. The Chief Compliance Officer will consider the following facts and circumstances of the account when approving or denying such requests:

the functions and duties of the Employee;

the trustee or third-party manager’s relationship to the Employee (i.e., independent and professional versus friend or relative);

the Employee’s influence or control over the trusts or accounts.

The ongoing reporting requirements for Managed Accounts will be agreed with the Chief Compliance Officer when approval is granted and they will depend on the relative risks associated with the factors listed above e.g. the frequency of the provision of statements and whether or not individual trade confirmations are required.

Trading in Managed Accounts is exempt from preclearance requirements where trades are initiated by the third-party manager.

On a sample basis, Compliance will review holdings and transactions of Managed Accounts to identify any activity that may have been prohibited by Mondrian’s Code of Ethics.

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5.	Administrative Procedures

I.	The following administrative procedures shall apply.

(a)

The Compliance and Risk team will identify all Employees and will notify them of this classification and their obligations under this Code. The Compliance and Risk team will also maintain procedures regarding the review of all reports required to be made under the Rules.

(b)

The Compliance and Risk team shall keep records of Employees’ holdings and transaction reports, the names of all Employees for the past five years, and records of decisions approving Employees’ acquisitions of IPO’s and Private Placements. The Compliance and Risk team shall maintain copies of the Code of Ethics, records of Code violations and action taken as a result of Code violations, and copies of Employees’ acknowledgements of receipt of the Code. Such records shall be kept by the Compliance and Risk team for five years in an easily accessible place and for the first two years in Mondrian’s office premises.

(c)	The Compliance and Risk team shall perform periodic reviews of notifications and reports required to be made under the Rules, as part of its annual Compliance Monitoring Programme.

(d)

The Compliance and Risk team shall report to the Chief Compliance Officer any apparent violations of the prohibitions or reporting requirements contained in this Code of Ethics. The Chief Compliance Officer will review the reports made and determine whether or not the Code of Ethics has been violated and shall determine what sanctions, if any, should be imposed in addition to any that may already have been imposed. Breaches of this Code of Ethics are considered to be a serious matter and can lead to disciplinary action, up to and including, dismissal.

(e)

Failure to preclear a Gift or Entertainment event may result in the recipient being required to refund the provider the full value of the Gift or Entertainment. This is very likely if the Gift or Entertainment would not have been approved if preclearance had been sought.

(f)

On a quarterly basis, a summary report of breaches of the Code and the sanctions imposed will be made to the Compliance and Risk Committee (a committee of the Board of Directors of Mondrian Investment Partners Limited). In reviewing this report, the Compliance and Risk Committee will consider if the appropriate sanctions were imposed. When the Compliance and Risk team finds that a transaction otherwise reportable above could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of the Rules, it may, in its discretion, lodge a written memorandum of such finding in lieu of reporting the transaction.

6.	General Guidance

I.	Gifts and Entertainment

(a)	The value of Gifts and Entertainment should be determined using the following guidelines:

(i)

The full value of any entertainment package should be disclosed i.e. if an event includes food and beverages, they must be taken into account. Often the package will be provided by a corporate hospitality provider and there will be a total cost price available from the provider.

(ii)	Where the value of a Gift or Entertainment is not easily determined, the provider of the Gift or Entertainment will be asked to confirm the cost in writing.

(iii)	If no independent value is available, a best estimate which errs on the high side should be given. The market value of a gift should be taken into account in making that determination.

(iv)

The value of any gift received by or given to a spouse or other guest must also be reported (for example if a broker provides an entertainment package and the Mondrian Employee brings their spouse, the value provided to the spouse must also be reported).

II.	Personal Dealing

(a)	Stop-loss arrangements may be put in place to limit exposure to loss in fast moving markets provided that:

(i)	details of the stop-loss limit are noted in the comments section of the ECM preclearance request

(ii)	the stop-loss limit is not adjusted during the life of the derivative position without a new preclearance being sought and approved

(b)	Auto-roll of arrangements may be put in place provided that:

(i)	details of the auto-roll are noted in the comments section of the ECM preclearance request

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(ii)	the decision to roll the contract is not altered during the life of the derivative position without a new preclearance being sought and approved

7.	Insider Trading Policies and Procedures

Details of Mondrian’s Insider Trading and Rumours Policies and Procedures can be found in Mondrian’s Market Abuse Policy.

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Appendix A – Code of Ethics Summary Table*

*Applies not only to the Employee but, but also to Connected Persons. Refer to the Appendix C - Definitions for more details. Also note the ‘Control’ definition that covers when Employees, e.g. acting in an advisory capacity.

Activity	Investment Professionals*	Access Persons*
A. Blackout Periods

1. Generally trading is prohibited until the third trading day following the execution of a Mondrian trade in that same Security. (See Appendix D for certain exemptions)	X	X

2.  Trading by the named Portfolio Manager of a US Registered Investment Company (“RIC”) is prohibited for seven calendar days before or after the execution of a trade in that same Security for that RIC.

X
B. Preclearance

1.  All transactions in Securities must be precleared (see Appendix D for certain exemptions). Preclearance requests should be submitted using ECM. Employees will be notified of approved or denied transactions via email directly from ECM. Preclearance is generally only valid for twenty-four hours. Preclearance requests for participation in IPO’s or Private Placements should be made to the Chief Compliance Officer by e-mail (i.e. they are not handled through the ECM preclearance process).

	X	X
C. Transaction – Monthly Limit

1.  No more than twenty (20) Security transactions are permitted per calendar month. This limit is applicable in aggregate to all Security transactions in which the employee has a beneficial interest and includes transactions by Connected Persons (as well as arrangements caught by the definition of Control).

	X	X
D. Initial Public Offering

1. Purchasing any initial public offering without PRIOR written consent from the Chief Compliance Officer is prohibited.	X	X
E. Private Placement and Unlisted Securities

1. Purchasing any listed Private Placement without PRIOR written consent from the Chief Compliance Officer is prohibited.	X	X

2.  Investment Professionals that hold unlisted Securities (normally obtained through a Private Placement) must receive permission from the Chief Compliance Officer prior to their participation in Mondrian’s consideration of an investment in the same issuer, or any issuer of underlying investments e.g. holdings within a venture capital fund.

X
F. Ban on Short-Term Trading Profits

1.  All Security positions must be held for a period of 60 days, in aggregate, before they can be closed at a profit. Any short-term trading profits are subject to disgorgement procedures (see Appendix D for certain exemptions).

	X	X

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Appendix A – Code of Ethics Summary Table (continued)*

*Applies not only to the Employee but, but also to Connected Persons. Refer to the Appendix C - Definitions for more details. Also note the ‘Control’ definition that covers when Employees, e.g. acting in an advisory capacity.

Activity	Investment Professionals*	Access Persons*

G. Gifts and Entertainment; Charitable and Political Giving; Placement Agents; Bribery

1.  Receipt of gifts and entertainment valued over £10 (or local currency equivalent) should be precleared or where this is not possible, reported to the CCO as soon as practicable after receipt and a determination will be made as to whether the gift can be retained.

	X	X

2.  All gifts and entertainment provided, regardless of value must be disclosed. Pre-approval, where practical, is required from the CCO for the giving of all gifts and entertainment in excess of £150 (or local currency equivalent) in value. Where not practical, post-approval should be sought from the CCO as soon as possible.

	X	X

3. Employees are prohibited from using their personal charitable giving to influence decision makers in a way that could reasonably be seen to benefit Mondrian directly or indirectly.	X	X

4. Unless approved in advance by the Chief Compliance Officer, Employees are prohibited from making any contribution to any political campaign or political organization, in the United States.	X	X

5. Unless approved in advance by the Chief Compliance Officer, Employees are prohibited from making any payment to any placement agent.	X	X

6. Employees are prohibited from offering or paying a bribe, requesting a bribe, or bribing a foreign public official.	X	X

H. Service as a Director

1.  Employees must receive PRIOR written approval from the Chief Compliance Officer before they may serve on the board of directors, board of trustees or similar governing or oversight body of any company (public or private), charity, endowment, foundation or similar organization.

	X	X

I. Significant Ownership

1. Employees must inform the Chief Compliance Officer before they own 5% or more of the outstanding shares either directly or beneficially of any public company.	X	X

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Appendix B – Reporting Requirements Table*

*Applies not only to the Employee but, but also to Connected Persons. Refer to the Appendix C - Definitions for more details. Also note the ‘Control’ definition that covers when Employees, e.g. act in an advisory capacity.

Reporting Requirements	Investment Professionals*	Access Persons*

A. Disclosure of all Personal Holdings

1.  All personal Security holdings must be loaded onto ECM within 10 days of employment and reported annually thereafter.

    A member of the Compliance and Risk team will initiate the process by creating an account on the system and providing training. Reminders for submission of annual holdings reports will be sent to all Employees.

	X	X

B. Records of Securities Transactions

1. Employees must direct their broker(s) to forward confirmations of personal transactions and monthly account statements to the Chief Compliance Officer.	X	X

2.  Employees are required to complete a Personal Securities Transaction declaration within 10 days of each quarter end using ECM . Reminders for submission of these declarations will be sent to all Employees.

	X	X

C. Periodic Certification of Compliance with Code of Ethics and Market Abuse Policy

1.  Employees must certify that they have read and understand the Code of Ethics and the Market Abuse Policy, and have complied with all requirements of the Code and Policy. The certification will be completed on ECM.

    The frequency of these certifications will be determined by the Compliance and Risk team.

	X	X

D. Quarterly Gifts, Entertainment, Charitable and Political Giving; Placement Agents and Bribery Certification

1.  Employees must certify that they have:

      reported all relevant gifts, entertainment and hospitality not used personal charitable giving to influence a decision in a way that could reasonably be seen to benefit Mondrian, directly or indirectly not made any contribution to any political campaign or political organization in the United States not made any payment to any placement agent

      not offered or paid a bribe (in any jurisdiction), requested or received a bribe (in any jurisdiction), or bribed a foreign public official.

	X	X

E. Violations

1. Employees must report any violations of the Code promptly to the Chief Compliance Officer.	X	X

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Appendix C – Definitions

“Access Person”

means any Mondrian Employee who has access to non-public information regarding clients’ securities transactions or who has access to non-public information regarding a client’s portfolio holdings. This definition includes all Employees who are not Investment Professionals e.g. client services and administrative staff. Those persons deemed to be Access Persons will be notified of this designation.

“Beneficial ownership”

is as defined in Section 16 of the US Securities Exchange Act of 1934 and the rules and regulations thereunder. Generally speaking, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a Security, is a “beneficial owner” of the Security. For example, a person is normally regarded as the beneficial owner of Securities held by members of his or her immediate family sharing the same household. Additionally, ownership of a Derivative constitutes beneficial ownership of the underlying Security itself.

“Broker”

means any entity with which an Employee can establish a trading arrangement to facilitate the execution of a Security transaction including banks, dealers, internet trading facilities and spread betting service providers.

“Chief Compliance Officer”

means the person named as Chief Compliance Officer of Mondrian Investment Partners Limited or his/her alternate.

“Connected Persons”

is intended to mean:

Your spouse or domestic partner;

Your children under the age of 18;

All relatives, if they live in the same household as you

Syndicates where friends/family group together for the purpose of purchasing Securities

See also the definition of Control below.

“Control”

means investment discretion or influence in whole or in part of an account regardless of beneficial ownership. Examples would be:

— an account for which a person has power of attorney or authority to effect transactions

— an organization where a person has investment advisory input regarding selection of Securities caught by the Code would include family or a friend’s investments where you have provided advice or given influence over the investments (i.e. in Securities caught by the Code)

“Covered Associate”

means any, managing member or executive officer, or other individual with a similar status or function, any employee who solicits a government entity for Mondrian and any person who supervises, directly or indirectly, such employee. This covers Mondrian’s Directors and Officers (staff that head a business unit) and Mondrian’s Client Services Officers.

“De minimis transaction”

means a transaction in an investment that is too small from a Conflict of Interest perspective to materially impact Mondrian Clients. A de minimis transaction is one where the trade has a nominal value of less than £1000 (NB: this does not cover derivative exposure)

“Derivative”

includes futures, options, contracts for differences, spread betting or any other device that provides exposure to profits or losses from any financial instrument or index (NB: this is intended to cover a wide range of financial exposures e.g. it includes interest rates and currencies), but not digital currencies described below.

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“Digital Currency”

is a type of currency available only in digital form, not in physical (such as banknotes and coins). It exhibits properties similar to physical currencies, but allows for instantaneous transactions and borderless transfer-of-ownership. An example of a digital currency is Bitcoin.

“DRIP”

means an automatic Dividend Reinvestment Plan

“ECM (Employee Compliance Manager)”

means the web-based system used by Mondrian to manage the approval, reporting and record keeping processes associated with personal account trading and Gifts and Entertainment.

“Employee”

Means both Investment Professionals and Access Persons (see relevant definitions) and includes temporary staff, whether employed by Mondrian directly, or through an agency, and consultants, as well as permanent members of staff.

“Entertainment”

Means attendance at an event (widely defined) given to/by a Mondrian Employee (whether or not including spouse or other guest) by/to a business related contact (whether or not including spouse or other guest) where the host would attend the event with the guest(s). Examples might include:

Meals or other forms of food and drink provided by a business contact (see definition of Meals below)

After a conference the host may invite a Mondrian Employee to attend a sports event or show

Mondrian client services staff entertain a group of client representatives and their spouses to an evening meal and the theatre

“Exchange Traded Fund (“ETF”)”

means a security that tracks an index, a commodity or a basket of assets like an index fund, but trades like a stock on an exchange.

“G7”

is a group of seven industrialized nations. The group includes Canada, France, Germany, Italy, Japan, United Kingdom, and United States of America.

“Gift”

means an item of value given to/by a Mondrian Employee (whether or not including spouse or other guest) by/to a business-related contact (whether or not including spouse or other guest). Examples might include:

A company that Mondrian is researching gives a product sample to an Investment Professional for their personal use which they keep

A broker gives a Trader a case of wine at Christmas

A Mondrian Client Services Officer gives a client Trustee or a consultant tickets to a sporting event

“High Quality Short-Term Debt Instruments”

means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by an internationally recognized statistical rating organization.

“Investment Professional”

means any Employee who, in connection with his/her regular functions or duties, makes or participates in, the making of investment decisions affecting a client. Investment Professional includes portfolio managers, research analysts and anyone that assists them directly in the execution of their duties e.g. implementation staff and assistant portfolio managers. Secretarial support staff working within the investment teams are not included in this definition.

“Managed Accounts”

means an account that is professionally managed by a third party on a discretionary basis. For clarification purposes, this is intended to cover accounts where the Beneficial Owner’s investment decisions in Securities caught by the Code has been delegated to that third party. For the avoidance of doubt, this does not cover investment in U.K. unit trusts, U.S. mutual funds, OEICs, or ICVCs, unless such instruments are advised or sub-advised by Mondrian.

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“Meals”

means:

evening restaurant meals offered by brokers and other service providers

Invitations of hospitality at the homes of brokers and other service providers

“Mondrian”

means Mondrian Investment Partners Limited, Mondrian Investment Partners (U.S.), Inc., and Mondrian Investment Partners Singapore Private Limited.

“Named Portfolio Manager”

means the Portfolio Manager(s) named in the RIC Portfolio Managers document maintained on the Compliance and Risk page of the intranet.

“Physical Commodity”

means the actual commodity that is delivered to a futures contract buyer when the expiration of the commodity contract occurs. Metals such as copper, gold, and silver and agricultural products such as cattle, wheat, and soybeans are examples of physical commodities.

“Private Placement”

Private Placement means a funding round of securities which are sold not through a public offering, but rather through a private offering, mostly to a small number of chosen investors.

“Security”

is as set forth in Section 2(a)(36) of the U.S. Investment Company Act of 1940 which provides a very broad ranging definition of a security. In addition, the purchase, sale or exercise of a Derivative shall constitute the purchase or sale of the underlying Security or exposure.

(Important Note: The below list is not exhaustive but intended to provide assistance. If you are uncertain as to whether a holding or position falls within the definition of a Security you should assume it is included unless advised otherwise by the Compliance and Risk team.)

The following securities are included (and therefore are subject to the restrictions of this Code)

Common stock

Preferred stock

Corporate bonds

Convertible bonds

Concentrated Exchange-traded funds (ETFs) (less than 25 holdings)*

Concentrated UCITS exchange traded funds (ETFs) (less than 25 holdings)*

Concentrated U.K. registered Investment Trusts (less than 25 holdings)*

Derivatives such as futures and options on a covered Security

Closed-end funds

*These commingled vehicles are exempt if the underlying holdings are exempt, irrespective of the number of holdings.

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The following instruments are also included when they are advised or sub-advised by Mondrian:

Unit investment trusts (UIT)

U.K. unit trusts

U.K. open-ended investment companies (OEICs)

European investment company with variable capital (ICVCs)

European undertaking for collective investments in transferable securities (UCITS) (Daily Priced).

Shares of open-end registered investment companies (mutual funds)

See Appendix E on the Compliance and Risk page of the Intranet for a list of these Funds and separate procedures for investing in Mondrian advised funds through the corporate pension

The following securities are excluded (and therefore are not subject to the restrictions of this Code)

Securities issued or guaranteed by Supranationals and their agencies

Securities issued by a G7 government, and in the case of the government of the United States or any of its federal agencies, bankers’ acceptances, bank certificates of deposit, commercial paper, High Quality Short-term Debt Instruments including repurchase agreements

Securities issued by governmental agencies or government guaranteed entities of a G7 country

Unit investment trusts (UIT) (that are not advised or sub-advised by Mondrian)

U.K. unit trusts (that are not advised or sub-advised by Mondrian)

U.K. open-ended investment companies (OEICs) (that are not advised or sub-advised by Mondrian)

European investment company with variable capital (ICVCs) (that are not advised or sub-advised by Mondrian

Non-UCITS Retail Schemes (NURS) (that are not advised or sub-advised by Mondrian)

Shares of open-end registered investment companies (that are not advised or sub-advised by Mondrian)

European undertaking for collective investments in transferable securities (UCITS) (Daily Priced) (that are not advised or sub-advised by Mondrian, but see the following inclusions section above for UCITS ETFs).

Municipal fund securities

U.S. 529 Plans

Digital currencies

Diversified Exchange-traded Funds (ETFs) (25 or more holdings)*

Diversified UCITS Exchange-traded Funds (ETFs) (25 or more holdings)*

Diversified U.K. Registered Investment Trusts (25 or more holdings)*

Exchange-traded commodities (ETCs)

Security being “considered for purchase or sale” or “being purchased or sold””

means when a recommendation to purchase or sell the Security has been made and communicated to the Trading Desk and with respect to the person making the recommendation, when such person seriously considers making, or when such person knows or should know that another person is seriously considering making, such a recommendation.

*These commingled vehicles are also exempt if the underlying holdings are exempt, irrespective of the number of holdings.

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Appendix D – Exemptions to Code Rules

Exempted Derivative Transactions

The following requirements of this Code do not apply to investments in the Exempted Securities described below:

1.	Trade Preclearance

2.	The three day blackout period rule

3.	The 60-day minimum hold rule

Note that the maximum of twenty (20) Security transactions per calendar month rule still applies to transactions in these Exempted Securities.

As described in Appendix C, the Mondrian definition of derivatives includes futures, options, contracts for differences, spread betting or any other device that provides exposure to profits or losses from any financial instrument or index (NB: this is intended to cover a wide range of financial exposures e.g. it includes interest rates and currencies, but not digital currencies).

1.	Derivative positions which track or provide exposure to the following indices:

MSCI EAFE

MSCI Emerging Markets

MSCI World

Dow Jones Industrial Average

S&P 500 Index

S&P 100 Index

NASDAQ 100 Index

Russell 2000 Index

EUROTOP 100 Index

Financial Times Stock Exchange (FT-SE) 100 Index

2.	Derivative positions that pair any of the following currencies:

Sterling

U.S. Dollar

Euro

Japanese Yen

3.	Derivative positions on interest rates.

4.	Derivative positions which track indices or provide exposure to bonds issued by G7 governments.

5.	Derivative positions which track a physical commodity index or provide exposure to physical commodities e.g. foods, grains, metals and oil

Please remember that:

All other requirements of the Code of Ethics may still apply including the need to report transactions in these instruments and the maximum loss restriction.

Employees are responsible for ensuring that their ECM account reflects all holdings in Securities covered by this Code i.e. you need to update your account to show transactions in the exempted securities

De Minimis Transaction Exemption

De minimis transaction (as defined in Appendix C) in any security can be exempted from the Code requirements listed in A above where specifically agreed in advance with the Chief Compliance Officer (or his/her designate).

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